Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Timothy McQuay Joins Superior Industries
Board of Directors

VAN NUYS, CALIFORNIA - November 10, 2011--Superior Industries International, Inc. (NYSE:SUP) today announced the appointment of Timothy C. McQuay to its board of directors, expanding the company's board to nine members.

McQuay, 60, brings nearly 30 years of financial advisory experience to Superior's board. He currently serves as chairman of the board of Meade Instruments Corporation and of BSD Medical Corporation, both publicly traded companies. He has served on public company boards for more than 15 years, with extensive experience on compensation and audit committees.

“Tim joins our board of directors with a wealth of relevant experience as an advisor to companies on a broad range of corporate and financial matters,” said Steven Borick, Chairman, President and CEO of Superior Industries. “We look forward to his contributions to Superior, as we continue to strengthen our business and pursue growth opportunities.”

McQuay earned an MBA degree from the Anderson Graduate School of Management at the University of California, Los Angeles, and a bachelor's degree in economics from Princeton University.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding growth initiatives. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2010. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.